Exhibit 4.6

DATE: July 20, 2011

RULES
OF
THE ADVANTEST CORPORATION 2011
EQUITY INCENTIVE PLAN (for Verigy Ltd.)

Introduction

ADVANTEST CORPORATION (“Advantest” or the Company) and Verigy Ltd. (“Verigy”) entered into an Implementation Agreement as of March 28, 2011 (the “Agreement”), pursuant to which Advantest has acquired the entire issued share capital of Verigy (the “Transaction”).  The Transaction was consummated on July 4, 2011 (the “Closing”).

Subject to certain exceptions as set forth in the Agreement, stock options to purchase the ordinary shares of Verigy (each a “Verigy Option”) that were unexpired, unexercised and outstanding immediately prior to the Transaction were assumed by Advantest (the “Assumed Options”).  Each such Assumed Option generally is subject to the same terms and conditions as were applicable to such Verigy Option immediately prior to the Closing, including the applicable vesting schedule (which is now called “exercise condition” which will be provided in a relevant subscription agreement with a holder following the procedures required under Japanese law), except that (1) the number of shares of Advantest American Depository Shares representing shares of Advantest common stock (“Advantest ADSs”) subject to each Assumed Option was determined by multiplying the number of Verigy shares subject to the Verigy Option as of immediately prior to the Closing by the exchange ratio (as described below), with the resulting number rounded down to the nearest whole Advantest ADS, and (2) the per share exercise price of Advantest ADSs issuable upon the exercise of each Assumed Option is equal to the quotient determined by dividing the per share exercise price of the Verigy Option applicable as of immediately prior to the Closing, by the exchange ratio, with the resulting per share exercise price rounded up to the nearest whole cent.

Under the Agreement, the exchange ratio represented a fraction determined by dividing the per share price payable in the Transaction (which is $15.00) by the volume weighted average per share price of Advantest common stock (denominated in U.S. dollars) on the New York Stock Exchange for the 10 consecutive trading days immediately preceding, but not including, the date of the Closing.

The provisions set forth below are rules of the Assumed Options to be issued by Advantest pursuant to the Agreement.  Regardless of terms and conditions of Verigy Options under its plan made by Verigy, option agreements which may have been entered into between Verigy and a holder of Verigy Options and any other plan or agreement, the rules under this Rules shall prevail over these terms and conditions of Verigy Options.

1	Definitions

1.1	In these Rules:

“Administrator(s)” means one or more members a committee of the board of directors of the Company or one or more persons who are delegated by the Company’s board;

“Advantest ADS” means Advantest American Depository Shares representing Shares;

“Advantest Group” means the Company and its subsidiaries;

“Broker” means JPMorgan Chase Bank or such other broker or agent appointed from time to time by the Company to execute transactions in connection with a Stock Option ;

“Company” means Advantest Corporation;

“Date of Grant” means July 20, 2011;

“Eligible Employee” means any director or employee of Employing Companies or any other person providing active service to any of the Employing Companies (including any person who is on an approved leave of absence or vacation leave in accordance with the relevant Employing Company’s internal rules), who has neither submitted a notice of resignation (regardless of any notice period) nor has received a notice of termination from the relevant Employing Company (regardless of any notice period and regardless of whether or not the relevant termination notice is lawful under the applicable labor laws and is in breach of a relevant employment agreement).;

“Employing Company” means any one of the companies listed on Attachment A hereto;

“Exercise Period” means a period commencing on July 20, 2011 to a date specified in Attachment B;

“Exercise Price” means the price to be paid by a Stock Option Holder for the exercise of each Stock Option in accordance with Rule 3;

“Guidelines” means 2011 Equity Incentive Plan Guidelines (for Verigy Ltd.) for exercising a Stock Option granted to Eligible Employees in accordance with these Rules;

“Rules” means the rules of The Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.) as amended from time to time;

“Shares” means fully paid common shares of stock of the Company;

“Stock Option” means the stock options granted by the Company in accordance with the resolution of the board meeting of the Company held on July 4, 2011;

“Stock Option Holder” means a person holding a Stock Option;

“Stock Option Register” means a register which is prepared and maintained by the Company pursuant to the Japanese Company Law (Law No.86 of 2005)

and which lists information including the names and addresses of Stock Option Holders;

“Subscription Agreement” means a subscription agreement or any other agreement to be entered into between the Company and a Stock Option Holder pursuant to Rule 5; and

“Tokyo Business Day” means a business day in Tokyo, Japan on which both the Company and the Tokyo Stock Exchange are open for the transaction of business.

1.2	Where the context permits or requires the singular includes the plural and the masculine includes the feminine and vice versa.

1.3	Headings shall be ignored in construing the Rules.

2	Grant of Stock Options

2.1	Grant of Stock Options

The Company may at its absolute discretion grant to any Eligible Employee such number of Stock Options as determined by the Company.  Each Eligible Employee will be informed in writing by the Company of such grant.

2.2	Conditions on Exercise

A Stock Option may be exercised only on a Tokyo Business Day.

2.3	Payment

The fair value calculated based on the Black-Scholes Model or any other reasonable method as of July 20, 2011.  The payment shall be paid by setting off against the monetary compensation in the amount equal to such fair value and to be paid by the Company’s subsidiaries to their directors and employees which the Company shall assume from its such subsidiaries.

2.4	Disposal Restrictions

2.4.1
Unless determined otherwise by the Administrator, a Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.

	2.4.2	A Stock Option Holder may not assign, delegate or otherwise transfer any of its rights or obligations under these Rules.

2.5	Certificates

No certificates will be issued for Stock Options.

3	Variations In Share Capital

3.1	Exercise of Stock Option

	3.1.1	The initial Exercise Price is the amount equal to the one specified in Attachment B, subject to certain adjustments provided in Rule 3.

3.1.2
The number of Shares to be delivered upon exercise of each Stock Option is 1 Share, provided that, if any adjustment is made to the exercise price pursuant to Rule 3.2.2 below, then the number of shares to be delivered in relation to each stock option shall be adjusted in accordance with the formula provided in Rule 3.2.1 below.  Any Shares to be issued upon exercise of Stock Options are delivered in the form of Advantest ADSs to Stock Option Holders.

3.2	Adjustment of Stock Option

3.2.1
If any adjustment is made to the Exercise Price pursuant to Rule 3.2.2 below, then the number of Shares to be delivered in relation to each Stock Option shall be adjusted in accordance with the formula provided in Section (2) of Attachment B.

3.2.2
The Exercise Price shall be adjusted by the Company or Administrator if any of the events provided in Section (6) of Attachment B occur.  Such adjustment shall be made in accordance with an applicable formula specified in Section (6) of Attachment B.

3.2.3
In addition to the two paragraphs above, the Administrator also may make adjustments or any measures at its discretion as it deems appropriate if a declaration of a dividend payable in a form other than Advantest ADSs in an amount that has a material effect on the price of Advantest ADSs, a recapitalization, a spin-off or similar event occurs.

3.3	Notice

The Company will notify Stock Option Holders of any adjustment made under this Rule 3.

4	Exercise and Cancellation - General Rules

4.1	Exercise

Unless otherwise specified in these Rules, a Stock Option shall only be exercisable:

	4.1.1	within the Exercise Period specified in Section (7) of Attachment B;

	4.1.2	subject to the conditions imposed under Rule 2.2;

	4.1.3	subject to Conditions for exercise provided in Section (8) of Attachment B; and

	4.1.4	pursuant to a Subscription Agreement which may be entered into between the Company and a Stock Option Holder in connection with the Stock Option.

5	Subscription of Stock Option

5.1
Each grant of a Stock Option shall be evidenced by a Subscription Agreement between a Stock Option Holder and the Company. Such Option shall be subject to all applicable terms of the Rules and may be subject to any other terms that are not inconsistent with the Rules.  The provisions of the various Subscription Agreements entered into under the Rules need not be identical.

5.2	Each Subscription Agreement shall specify the number of Shares subject to the Stock Option and shall provide for the adjustment of such number in accordance with Rule 3.

5.3	Each Subscription Agreement shall specify exercise conditions which are consistent with vesting schedule of each Stock Option Holder and any other conditions.

6	Exercise of Stock Option

6.1	Manner of Exercise

6.1.1
To exercise a Stock Option, a Stock Option Holder must deliver on a Tokyo Business Day, an exercise notice to the Company, in the prescribed form (Attachment C), duly completed and signed by the Stock Option Holder.  The Stock Option Holder may not withdraw the exercise notice for any reason.

6.1.2
A Stock Option Holder shall pay the total amount of the Exercise Price relating to the number of Stock Options that he or she exercised and the related expenses and taxes (if any), by transfer to the account designated by the Company.  The commission for such transfer shall be incurred by the Stock Option Holder.  The payment of the exercise price shall be made in cash unless otherwise determined by the Administrator.

6.1.3
To the extent permitted by applicable law and subject to certain limitations under section 13(k) of the Exchange Act, payment may be made in one (or a combination of two or more): (i) cash equivalents at the time when the Advantest ADSs are purchased if the Administrator at its sole discretion accepts payment of the exercise price in cash equivalents or any other similar form and (ii) with the Administrator’s consent, all or any part of the exercise price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.  With the Administrator’s consent, all or any part of the exercise price and any withholding taxes may be paid by delivering (in a manner prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Advantest ADSs being purchased in accordance with the Rules and to deliver all or part of the sales proceeds to the Company.

6.2	Exercisability and Term

6.2.1
General.  Exercise of a Stock Option shall be subject to the Rules and Section (8)(i) of Attachment B.  Each Subscription Agreement shall specify exercisable conditions which are consistent with vesting schedule.

6.2.2
Effect of Change in Control.  The Administrator may determine that such Stock Option shall become exercisable as to all or part of the Shares subject to such Stock Option if a Change in Control occurs in respect of the Company or his/her employment agreement is terminated as a result of such Change in Control.  Details of the “Change in Control” are provided in Section (8) (ii) of Attachment B.

6.3	Buyout Provision

The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents a Stock Option previously granted or (b) authorize a Stock Option Holder to elect to cash out a Stock Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.  The price for the cash out of the options shall be fair value which will be determined by the Administrator from time to time.

6.4	No Partial Exercise

A Stock Option may be exercised with respect only to each Stock Option, and no Stock Option may be exercised in part.

7.	Protection against Dilution

7.1
Adjustment.  In the event that any event specified in Section (6) of Attachment B occurs, adjustment to the Exercise Price shall be made by the Company or Administrator in accordance with an applicable formula specified therein.  Otherwise, no adjustments to both the Exercise Price and number of Shares to be issued upon exercise of Stock Options are required.

7.2	Dissolution or Liquidation. To the extent not previously exercised or settled, Stock Options shall terminate immediately prior to the dissolution or liquidation of the Company.

7.3
Reorganization.  In the event that the Company is a party to a merger, corporate demerger (kaisha bunkatsu), statutory share exchange (kabushiki kokan) or statutory share transfer (kabushiki iten), all outstanding Stock Options will be subject to the agreement of merger, corporate demerger (kaisha bunkatsu), statutory share exchange (kabushiki kokan) or statutory share transfer (kabushiki iten). Such agreement shall provide for one or more of the following:

	(a)	the continuation of outstanding Stock Option by the Company (if the Company is the surviving corporation).

	(b)	subject to certain limitations, the assumption of, or substitution for, such outstanding Stock Options by the surviving corporation or its parent.

(c)
full exercisability of outstanding options and full vesting of the Advantest ADSs subject to such options, followed by the cancellation of such options.  The Stock Option Holders will be able to exercise such Stock Options during a period of not less than five full business days preceding the closing date of such merger, consolidation or amalgamation, unless (i) a shorter period is required to permit a timely closing of such merger, consolidation or amalgamation and (ii) such shorter period still offers the holders of Stock Options a reasonable opportunity to exercise such options.   The exercisability, and any exercise of such stock acquisition rights during such period may be contingent on the closing of such merger, consolidation or amalgamation.

(d)
the cancellation of outstanding Stock Options and a payment to the holders of such Stock Options equal to the excess of (i) the fair market value of the Advantest ADSs subject to such Stock Options (whether or not such Stock Options are then exercisable as of the closing date of such merger, consolidation or amalgamation) over (ii) their exercise price.  Such payment will be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent, and also may be made in installments and may be deferred until the date or dates when such Stock Options would have become exercisable.  Such payment may be subject to the applicable exercise schedule based on the holder’s continuing service, provided that the exercise schedule will not be less favorable to the Stock Options Holder than the schedule under which such Stock Options would have become exercisable.  If the exercise price of the Advantest ADSs subject to such options exceeds the fair market value of such Advantest ADSs, then such options may be cancelled without making a payment to the Stock Options Holders.

If any payment described above would not be deductible by the Company because of Section 280G of the Code, then the payment will be reduced (but not below zero) to an amount that will maximize the payment to Stock Option Holders without causing any amount to be nondeductible by the Company.  In such case, the Administrator will provide relevant Stock Option Holders with a detailed calculation of such payments and have the opportunity to elect which payments and how much will be reduced, provided that if any Stock Option Holders do not elect within 10 days, the Administrator will make such election and notify to the Stock Option Holders.

8	General

8.1	Notices

Any notice or other document required to be given under or in connection with Stock Options under the Rules may be delivered to a Stock Option Holder or sent by post or facsimile with confirmation in writing to him/her at his/her address which appears on the Stock Option Register.  Notices sent by post shall be deemed to have been given on the day following the date of posting.

Any notice or other document required to be given to the Company in connection with Stock Options under the Rules may be delivered or sent by post or facsimile with confirmation in writing to it at its registered office (or such other place or places as the Company may from time to time determine and provide Stock Option Holders with notification of).

8.2	Administrator’s Decisions Final and Binding

The decision of the Administrator(s) in connection with any interpretation of the Rules or in any dispute relating to a Stock Option or other matter relating to the Stock Options shall be final and conclusive and binding on the relevant parties.

8.3	Costs

The costs of introducing and administering the Stock Options shall be borne by the Company and the Employing Companies.

8.4	Regulations and Regulatory Requirements

The Company shall have power from time to time to make or vary regulations for the administration and operation of the Rules, provided that the same are not inconsistent with these Rules.  Any other provision of the Rules notwithstanding, the obligation of the Company to issue Shares under the Rules shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Stock Option prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

8.5	Limitation of Liability

The rights and obligations of a Stock Option Holder under the terms and conditions of his/her office or employment shall not be affected by his/her participation in the Rulesor any right he or she may have to participate in the Rules.

8.6	Personal Information

A Stock Option Holder hereby consents and agrees that the Company and the Employing Companies may collect, store, process, use, transfer and modify his/her personal information regarding identity, place of employment and other pertinent information needed to effectuate his/her participation in the Rules with other parties within the Advantest Group, or with third parties to the extent necessary or helpful in the implementation of the Rules.

8.7	No Entitlements

8.7.1
Nothing in the Rules or any document related thereto shall be construed as guaranteeing any Stock Option Holder’s continued employment or engagement with any member of the Advantest Group, or as giving any Stock Option Holder any right to continued employment or engagement with any member of the Advantest Group, during any period.  The

Company and its subsidiaries reserve the right to terminate the Service of any employees at any time, with or without cause, subject to applicable laws and a written employment agreement (if any).

8.7.2
Awards of Stock Options are discretionary.  No award of Stock Options shall confer on the Stock Option Holder any right or entitlement to receive another award of stock options at any time in the future.

8.8	Shareholders’ Right

A Stock Option Holder shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Stock Option prior to the time when such Shares are issued.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time.

9	Amendments

The Company may at any time modify these Rules in any respect.  The Company may at any time amend these Rules so that the Company may issue new shares upon exercise of Stock Options instead of transferring its treasury stock.

10	Governing Law and Jurisdiction

These Rules and all Stock Options shall be governed by and construed in accordance with Japanese law.  Any dispute arising out of, or in connection with, these Rules shall be subject to the exclusive jurisdiction of the Tokyo District Court.

11	Local Law Appendix

The Local Law Appendix attached hereto shall be an integral part of these Rules.  In the event of any inconsistency between these Rules and the Local Law Appendix, the provisions of the Local Law Appendix shall prevail.

Attachment A

Employing Company

1.	Verigy Ltd.
2.	Verigy (Canada) Inc.
3.	Verigy (Shanghai) Co. Ltd.
4.	Verigy (France) SAS
5.	Verigy Germany GmbH
6.	Verigy (Israel) Ltd.
7.	Verigy Italia S.r.L.
8.	Verigy Kabushiki Kaisha
9.	Verigy (Korea) Ltd.
10.	Verigy (Malaysia) Sdn. Bhd.
11.	Verigy (Netherlands) B.V.
12.	Verigy (Singapore) Pte. Ltd.
13.	Touchdown Technologies, Inc.
14.	Verigy US, Inc.
15.	Verigy (US) Development Inc.

Attachment B

Terms and Conditions of Stock Options [Sampling Plan A]

(1)	Persons to whom the stock options are granted (the “Grantee(s)”), the number of stock options to be granted and the terms and conditions of grant:

The stock options shall be granted to the Eligible Employees set out below in accordance with the terms and conditions set forth in (2) to (11) below, provided that no stock option will be granted to any person who is not an Eligible Employee as at the time of the acquisition of Verigy by the Company.

Scope of grantees	Number of grantees	Number of stock options to be granted
Directors of any domestic or foreign subsidiary, whose issued shares are directly or indirectly wholly-owned by the Company	1	15,526
Employees of any domestic or foreign subsidiary, whose issued shares are directly or indirectly wholly-owned by the Company	--	--
Total:	1	15,526

For the purposes of this outline (Section 3), “Eligible Employee” means any director or employee of Verigy, which is a foreign subsidiary of the Company, or any of Verigy’s subsidiaries or affiliates (in this Section 3, the “Employing Companies”) or any other person providing active service to any of the Employing Companies (including any person who is on an approved leave of absence or vacation leave in accordance with the relevant Employing Company’s internal rules), who has neither submitted a notice of resignation (regardless of any notice period) nor has received a notice of termination from the relevant Employing Company (regardless of any notice period and regardless of whether or not the relevant termination notice is lawful under the applicable labor laws and is in breach of a relevant employment agreement).

(2)	Class and number of the shares underlying the stock options

15,526 common shares of the Company.

The number of shares to be delivered upon the exercise of each stock option shall be 1 share, provided that, if any adjustment is made to the exercise price pursuant to Section 6 below, then the number of shares to be delivered in relation to each stock option shall be adjusted in accordance with the following formula.  This adjustment shall be made only in respect of the stock options that have not been yet exercised as of the time of adjustment.  Any fractional share that arises as a result of an adjustment will be rounded down:

Number of shares to be delivered upon the exercise of each stock option	=	Total exercise price
Exercise price per share

If any such adjustment is made in respect of the number of shares underlying each stock option, the total number of shares underlying all of the stock options shall also be adjusted to the sum of:

(i) (a) the number of shares underlying each stock option after adjustment multiplied by (b) the number of stock options that have not yet been exercised as of such adjustment; and

(ii) the number of shares that have already been delivered upon the exercise of the stock option(s).

(3)	Total number of stock options to be granted:

15,526.

(4)	Issuance price of a stock option:

The fair value calculated based on the Black-Scholes Model or any other reasonable method as of the “date of grant” set out in (5) below.  Pursuant to Article 246, Paragraph 2 of the Companies Act of Japan, this issuance price shall be paid by setting off against the monetary compensation in the amount equal to such fair value and to be paid by the Company’s subsidiaries to their directors and employees which the Company shall assume from its such subsidiaries . The representative director is given the power to determine at his sole discretion the details regarding the subscription payment procedures.

(5)	Date of grant of the stock options:

July 20, 2011 (in this Section 3, the “Date of Grant”).

(6)	Exercise price:

The amount to be paid for the exercise of one stock option (the “Exercise Price”) shall be calculated by multiplying the following per share exercise price by the number of shares underlying each stock option as set out in (2) above (which is one share).

The price to be paid per share upon the exercise of a stock option (exercise price) shall be US $7.84.

If, after the Date of Grant, the Company splits or consolidates its shares, or issues new shares or disposes of its treasury shares at a price lower than the market value (other than the common shares of the Company issued or delivered upon conversion of any convertible securities issued by the Company or upon the exercise of any rights or warrants issued, granted or offered by the Company), then the exercise price per share shall be adjusted in accordance with the formula set forth below, with fractions less than US $0.01 being rounded up.  In addition, the Company may adjust the exercise price in the manner it considers appropriate in its absolute discretion, to the extent necessary and reasonable, if and when:

(i)
the Company issues securities convertible into common shares of the Company at a price lower than the market value (including shares with acquisition put right and shares with acquisition call right, setting the common shares of the Company as consideration);

(ii)	the Company issues stock acquisition rights or securities with stock acquisition rights that effect the issuance or transfer of the common shares of the Company at a price lower than the market price;

(iii)	adjustment of the exercise price is necessary for a merger, corporate demerger (kaisha bunkatsu) or statutory share exchange (kabushiki kokan); or

(iv)	other than the foregoing, adjustment of the exercise price is necessary as a result of the occurrence of matters that cause or may cause the number of outstanding shares of the Company to change.

Formula 1 – In the case of stock split / stock consolidation:

Exercise price per share after adjustment	=	Exercise price per share before adjustment	x	1
Stock split/consolidation ratio

Formula 2 – In the case of issuance of new shares or disposal of treasury shares below a market price:

Exercise price after adjustment	＝	Exercise price before adjustment	X	Outstanding number of shares	+	Number of shares to be issued	X	Exercise price per share to be issued
market price per share
				Outstanding number of shares		+	Number of shares to be issued

In the formula above, “outstanding number of shares” shall mean the total number of outstanding shares after deduction of the total number of shares held by the Company as treasury shares.  In the case of a disposition of treasury shares, “number of new shares to be issued” in the above formula shall be read as “number of treasury shares to be disposed of”.

(7)	Exercise period (the “Exercise Period”):

July 20, 2011 to December 10, 2015.

(8)	Conditions for exercise of stock options

	(i)	Cessation of eligibility as an Eligible Employee

(I)
If a person holding a stock option (the “Stock Option Holder”) ceases to be an Eligible Employee (except in any of the cases referred to in (II) and (III) below), his/her stock options shall be exercisable only for a period of three months from the date of such cessation of eligibility or, if earlier, until the expiration of the Exercise Period set forth in (7) above, in which case, the stock options that are not exercisable as at the time of such cessation of eligibility shall never become exercisable.

(II)
If a Stock Option Holder ceases to be an Eligible Employee due to his/her death, Disability or separation as a result of any of the events set forth in Section 409A of the U.S. Internal Revenue Code of 1986 (as amended), his/her stock options shall be exercisable only for a period of one year from the date of such cessation of eligibility or, if earlier, until the expiration of the Exercise Period set forth in (7) above, in which case, the stock options that are not exercisable as at the time of such cessation of eligibility shall never become exercisable.  For the purpose of this Paragraph (II), “Disability” means a person’s inability to engage in any work by reason of any medical determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 12 months.

(III)
If a Stock Option Holder ceases to be an Eligible Employee as a result of participation in a voluntary severance incentive program or workforce management plan adopted by the Company or any of its foreign subsidiaries, his/her stock option shall be exercisable to the extent permitted under the relevant program or plan, and shall be exercisable only for a period three months from the date of such cessation of eligibility or, if earlier, until the expiration of the Exercise Period set forth in (7) above.

	(ii)	Effect of Change in Control

Notwithstanding any provision of this outline (Section 3), a Stock Option Holder may exercise his/her stock options in whole or in part if any Change in Control (as defined below) occurs in respect of the Company or his/her employment agreement is terminated as a result of such Change in Control (provided that such exercise shall be permitted only if the Company deems it to be appropriate and notifies the relevant Stock Option Holder to that effect).

“Change in Control” means any of the events or circumstances set out in (I) to (IV) below:

		(I)	the consummation of a merger, corporate demerger (kaisha bunkatsu), statutory share exchange (kabushiki kokan) or statutory share transfer (kabushik iten) (collectively, “Organizational

Restructuring”) of the Company, if persons who were not shareholders of the Company immediately prior to such Organizational Restructuring own, immediately after the relevant Organizational Restructuring, 50% or more of the voting rights attached to the issued shares of: (a) the continuing or surviving entity as a result of the relevant Organizational Restructuring  (if the Company conducts a corporate demerger in which its business is transferred to another entity or the Company conducts a statutory share exchange (kabushiki kokan) in which it becomes the parent company, then the Company shall be deemed to be the “continuing or surviving entity”); or (b) the direct or indirect parent entity of the continuing or surviving entity (if any);

		(II)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(III)
a change in the composition of the board of directors, as a result of which fewer than 50% of the incumbent directors are directors who: (a) had been directors of the Company on the date which is 24 months prior to the date of such change in the composition of the board of directors (in this paragraph referred to as the “Original Directors”); or (b) were appointed to the board of directors with the affirmative votes of at least a majority of (x) the Original Directors or (y) the directors whose appointment was previously approved by a nomination of a majority of the Original Directors;

(IV)
any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934 (as amended, the same applied hereinafter), directly or indirectly, of securities of the Company representing at least 30% of the total voting rights represented by the Company’s then outstanding voting securities. (For the purpose of this paragraph (IV), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 but shall exclude (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company (if any) and (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of the common shares of the Company); or

(V)
A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the person who held the Company’s securities immediately before such transaction.

	(iii)	Each stock option may not be exercised in part.

	(iv)	If the number of shares deliverable upon the exercise of the stock options includes fractions less than one whole share, such fractions shall be rounded down.

(9)	Restrictions on the transfer of the stock options

The acquisition of any stock option by transfer shall require the approval of the Board of Directors of the Company, provided that a board approval shall be deemed to have been obtained for any transfer for which the Company is the transferee.

(10)	Matters regarding the amount of capital and capital reserve to be increased in relation to the shares to be issued upon the exercise of the stock options

(i)
The amount by which the capital will be increased as a result of the issuance of shares upon the exercise of the stock options shall be the “maximum amount of increase in capital, etc.” to be calculated in accordance with Article 17 Paragraph 1 of the Corporate Calculation Rules of Japan multiplied by 0.5 (with fractions less than one whole yen rounded up to the nearest whole yen).

(ii)
The amount by which the capital reserve will be increased as a result of the issuance of shares upon the exercise of the stock options shall be the above-mentioned “maximum amount of increase in capital, etc.” less the above-mentioned amount of capital increase.

(11)
The general terms and conditions of the stock options shall be as set out in the relevant Subscription Agreement (and/or the “Rules of the Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.)”), and the representative director of the Company may amend such terms and conditions as necessary.

Attachment C

Exercise Notice:  to be delivered separately

Local Law Appendix
for Germany

1.	Definitions

Definitions as set out in 1.1 of the Rules are applicable to this Appendix.

2.	Eligible Employees

The Company’s discretion with respect to 2.1 will be exercised in a way complying with German law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot). For the purposes of the Stock Option, approved leave of absence includes if continued crediting of service is required by the terms of the leave or by applicable law, and eligibility will only end in the event of a notice of termination by the Eligible Employee or the Employing Company to the extent permitted by applicable law.

3.	Ex-gratia benefit

The grant of the Stock Option is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation and even repeated granting will not create a legal claim.

6.	Insider Dealings

Please note that Germany has adopted the EC-Directive on Insider Dealings.  Insiders are, among others, persons who by virtue of their position as members of managing or supervisory boards of the issuing company or its subsidiaries or by their profession or work, have knowledge of not publicly known facts which may influence the market value of the securities issued. Insiders are subject to certain restrictions in selling or purchasing such securities or otherwise making use of their insider knowledge.  Anyone in breach of those provisions will be liable to imprisonment or fine.

7.	Payment

To carry out the payment to be made as consideration for the Stock Options, the Company will assume the debt of the Employing Company for monetary compensation  in an amount equal to the value of the stock options (Schuldbeitritt). The claims of the Company and of the Eligible Employee will be set off and both claims will expire. Acknowledging this, the Eligible Employee waives his/her right to reject the assumption of debt.

8.	Special provisions for Executives

The following provisions are applicable to Executives of Verigy (Germany) GmbH who entered into the Equity Award Modification Agreement. Please contact your tax advisor and determine whether you are a tax resident of Germany.

8.1	Termination without Cause; Voluntary Termination For Good Reason.

(a) In the event of any of the following (each, a "Section 8.1 Termination Event"):

(1) that Executive's employment with the Employing Company is involuntarily terminated at any time by the Employing Company without Cause; or

(2) Executive's employment terminates as a result of Executive's death or disability; or

(3) Executive's employment is voluntarily terminated by Executive within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason; and, in each case, Section 8.2 does not apply;

then, subject to Executive complying with his/her obligations described in Section 8.4 of this Appendix:

(i) The vested portion of Executive's stock options and stock appreciation rights (the "Stock Options") that are outstanding as of the date of the Section 8.1 Termination Event shall be determined as follows upon the occurrence of such event:

(1) A period equal to 12 months shall be added to the actual length of Executive's service; and

(2) If the vested portion of the Stock Options otherwise would be determined in increments larger than one month, then the vesting of the Stock Options shall be prorated on the basis of the full months of service completed by Executive since the vesting commencement date of the Stock Options.(1)

(3) The Stock Options shall remain exercisable until the earlier of (i) the fifteen month anniversary of the date of the Termination Event or (ii) the expiration of each option in accordance with its original terms provided, in either case, that Executive complies with his/her obligations under Section 8.4 of this Appendix. The term "Stock Options" shall not include any rights of Executive under the Parent Company's 2006 Employee Shares Purchase Plan or similar plans.

8.2	Involuntary Termination by Employing Company upon or Following Change of Control.

(a) In the event of any of the following (each, a "Section 8.2 Termination Event"):

(1) Executive's employment with the Employing Company is involuntarily terminated at any time by the Employing Company  without Cause either (x) at the time of or within 24 months following the occurrence of a Change of Control, (y) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (z) at any time prior to a Change of Control if such termination is at the request of an Acquiror; or

(2) Executive voluntarily terminates his/her employment with

Employing Company within three months of the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either (x) at the time of or within 24 months following the occurrence of a Change of Control, (y) within three months prior to a Change of Control, whether or not such termination is at the request of an Acquiror, or (z) at any time prior to a Change of Control if such triggering event or Executive's termination is at the request of an Acquiror; or

(3) A Change of Control occurs within three months following a Section 8.1 Termination Event;

then:

(i) Executive's Stock Options that are outstanding as of the date of the Section 8.2 Termination Event shall become fully vested upon the occurrence of such Termination Event and exercisable so long as Executive complies with the restrictions and limitations set forth in Section 8.4. The Stock Options shall remain exercisable until the earlier of (i) the second anniversary of the date of the Section 8.2 Termination Event or (ii) the expiration of each option in accordance with its original terms provided, in either case, that Executive complies with his/her obligations under Section 8.4 of this Appendix. The term "Stock Options" shall not include any rights of Executive under the Parent Company's 2006 Employee Shares Purchase Plan or similar plans.

(b) For the elimination of doubt, in the event Executive's employment with the Employing Company is involuntarily terminated by the Employing Company without Cause and the circumstances described in this Section 8.2 are not applicable, then Section 8.1 and not this Section 8.2 will apply to such event.

8.3	TERMINATION of EMPLOYMENT FOR CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE WITHOUT GOOD REASON

8.3.1	General Effect of Termination for Cause.

In the event Executive's employment with the Employing Company is involuntarily terminated by Employing Company with Cause at any time, whether before or after a Change of Control, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any benefits under this Appendix.

8.3.2	Procedure for "Cause" Finding.

(a) Prior to a Change in Control, a termination of Executive's employment with Employing Company shall only constitute a termination for Cause under this Appendix if a majority of the Board of the Company then in office determines that grounds for Cause exist. In the event of such determination, the Company will give Executive notice of the finding of Cause with reasonable specificity, and will provide Executive with a reasonable opportunity to meet with the Board to refute the finding.

(b) If Executive elects to appear before the Board to dispute the finding, the Board will meet with the Executive. Following such meeting, the Board shall reconsider its initial finding and the decision of a majority of the Board then in office will be required to confirm the determination that grounds for Cause exist.

(c) If Executive declines to appear before the Board to dispute the finding, then the initial action by the Board shall constitute the determination to terminate Executive for Cause.

(d) Subsequent to a Change in Control, the procedural requirements of Section 8.4.2(a) shall apply, except that the findings of the Board must be approved by not less than 2/3rds of the directors then in office.

(e) For the elimination of doubt, the parties acknowledge and agree that the termination of Executive's employment by Employing Company, including the grounds therefore and the compensation, if any, to which Executive would be entitled from Employing Company in connection therewith are subject to the employment agreement between Executive and Employing Company and the application of local law. The parties further acknowledge and agree that the procedure for a "Cause" finding under this Appendix is solely intended to apply to the rights and obligations of the parties under this Appendix.

8.3.3	Voluntary Termination By Executive Absent Good Reason.

In the event Executive voluntarily terminates his/her employment with Employing Company for any reason other than on account of an event constituting Good Reason under the circumstances described Section 8.1 or Section 8.2, then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any benefits under this Appendix.

8.4	LIMITATIONS AND CONDITIONS ON BENEFITS

8.4.1	Right to Benefits.

If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Appendix, except as otherwise specifically set forth herein. If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Appendix only if Executive complies with the restrictions and limitations set forth in this Section 8.4.

8.4.2	Withholding Taxes.

The Company shall withhold appropriate income, employment and other applicable taxes from any payments hereunder.

8.4.3	Obligations of Executive.

(a) For two years following a Termination Event, Executive agrees not to personally solicit any of the employees either of the Company or of any entity in which the Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company that Executive has reason to believe will solicit such employees.

(b) Following the occurrence of a Termination Event, Executive agrees to continue to satisfy his/her obligations under the terms of the Company's standard form of agreement Regarding Confidential Information and Proprietary Development previously executed by Executive (or any comparable agreement subsequently executed by Executive in substitution or supplement thereto).

(c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8.4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix is an unenforceable restriction against Executive, the provisions of this Appendix shall not be rendered void but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8.4 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Appendix and, with respect to a breach or threatened breach of Section 8.4 only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available.

8.4.4	Release Prior to Receipt of Benefits.

Upon the occurrence of a Termination Event, and as a condition to the receipt of any benefits under this Appendix on account of the occurrence of the Termination Event, Executive shall, as of the date of the Termination Event, execute a release substantially in the separately designated form.

8.5	Definitions

“Good Reason” means: (i) a reduction of Executive's rate of compensation as in effect on the Effective Date of this Appendix or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, other than reductions in Base Salary that apply broadly to employees of the Company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs; (ii) either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate as of the Effective Date (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of the Company) or (B) any action by the Company that would significantly and adversely affect Executive's participation or reduce Executive's benefits under any of the Company's benefit plans, other than changes that apply broadly to employees of the Company; (iii) a change in Executive's duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by Executive; (iv) a request that Executive relocate to a worksite that is more than 25 miles from his/her prior worksite, unless Executive accepts such relocation opportunity; (v) a failure or refusal of a successor to the Company to assume the Company's obligations under this Appendix, as provided in Section 8 or (vi) a material breach by the Company or any successor to the Company of any of the material provisions of this Agreement. For purposes of clause (iii) of the immediately preceding sentence, Executive's duties, responsibilities, authority, job title or reporting relationships shall not be considered to be significantly diminished (and therefore shall not constitute "Good Reason") so long as Executive continues to perform substantially the same functional role for the Company as Executive performed immediately prior to the occurrence of the Change of Control, even if the Company becomes a subsidiary or division of another entity.

“Termination Event” means an involuntary termination of employment described in Section 8.1 or 8.3.1(a) or a voluntary termination of employment described in Section 8.3.2(a). No other event shall be a Termination Event for purposes of this Agreement.

9.	Cross-border payments

"Cross-border payments in excess of 12,500EURO must be reported monthly.If you use a German bank to affect a cross-border payment in excess of 12,500EURO in connection with the purchase or sale of Company shares or other securities, the bank will make the report. In which case, you will not have to report the transaction yourself. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of 5,000,000EURO on a monthly basis. Finally, you must also report on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of the Company."

Local Law Appendix
 for Italy

TAXATION

Please note that in the near future, the Italian Parliament may authorise the Government to introduce a fixed  withholding tax on capital gains and financial incomes not exceeding 20 per cent., which may replace the current tax regime of dividends and proceeds, as summarized below.

Any term not defined in the present appendix shall have the same meaning as ascribed to it under the Rules.

For the purpose of this appendix, the Stock Option Holder is assumed to be an individual resident in Italy for Italian tax purposes.

Grant of a Stock Option.  The grant of a Stock Option itself is not subject to tax in the hands of the Stock Option Holder, as the Rules do not provide for the possibility to transfer it to any third parties.

Exercise of a Stock Option.  Should the Exercise Price be equal to, or higher than, the fair market value (as defined below) of the Share on the date of the offer of the Stock Option (as defined below), the difference between:

•	the fair market value of the Share on the date of exercise of the Stock Option, and
•	the Exercise Price paid by the Stock Option Holder

is taxable in the hands of the Stock Option Holder as employment income.

This income is, however, exempt from social security contributions.

Employment income is subject to tax at progressive rates roughly ranging between 23% and 43%, depending on the total taxable income of the Stock Option Holder. Under certain circumstances, taxes due by the Stock Option Holder are to be withheld by the Employing Company and remitted to the competent tax offices.

The fiscal fair market value of shares listed on a regulated market is equal to the average of the stock market prices of same shares computed with reference to the date of exercise of the Stock Options.

Sale of Shares.  The sale of Shares amounting to a “non qualified shareholding” is subject to a 12.5% substitute tax in the hands of the transferor on the difference between the sale price and the Exercise Price.

The sale of Shares amounting to a “qualified shareholding” is subject to personal progressive taxation in the hands of the transferor at rates roughly ranging between 23% and 43% on an amount equal to 49.72% of the difference between the sale price and the Exercise Price.

Shares are deemed to amount to a “non qualified shareholding” in case they entitle the relevant holder to:

•	up to 2% of the voting rights at the ordinary shareholders' meeting of the company or to 5% of the share capital of the company, as far as shares listed on a regulated market, or
•	up to 20% of the voting rights at the ordinary shareholders' meeting of the company or to 25% of the share capital of the company, as far as shares not listed on a regulated market.

If the above percentages are exceeded, the shares are deemed to amount to a “qualified shareholding”.

The amount subject to substitute tax or personal progressive taxation is equal to the difference between the Shares selling price and the Exercise Price paid by the Stock Options Holder.

Dividends.  Dividends received on "non qualified shareholdings" (as defined above) are subject to a final 12.5% tax, which is either withheld by the Italian financial intermediary - if any - entrusted with the actual payment of such dividends, or directly paid by the recipient, as the case may be.

Dividends received on "qualified shareholdings" (as defined above) are subject to progressive taxation in the hands of the recipient on an amount equal to 49.72% at rates roughly ranging between 23% and 43%.

In case of dividends paid under a "qualifying shareholding", should an Italian financial intermediary be entrusted with the payment of such dividends, the same intermediary shall levy an advanced 12.5% withholding, which can be deducted against the final tax burden to be paid by the recipient.  Similarly, any tax possibly paid or withheld abroad on the dividends received can be deducted against the final tax burden within the limits provided for by the relevant Italian tax law.

2. CASHLESS EXERCISE REQUIRED

All Stock Options granted in Italy will only be exercisable using the full cashless exercise method (i.e. cashless exercise for cash). Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

3. EMPLOYMENT RIGHTS

The adoption of this Local Law Appendix for Italy shall not confer upon the Italian Eligible Employees any employment rights and shall not be construed as part of any employment contract that the Italian Employing Company has with its employees.

4. AMENDMENTS

The Administrators reserve the right to amend or terminate this Local Law Appendix for Italy at any time. Such amendments would only apply to future grants and would not be retroactive.

Local Law Appendix
for Korea

This Appendix has been prepared to provide you with a summary of information regarding your stock options granted by the Company under the Rules of the Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.) (the “Rules”) specific to Korea.

This supplement is based on the tax laws and other laws concerning stock options in effect in Korea as of June 2011.  These laws are often complex and change frequently.  As a result, the information contained in this summary may be out-of-date at the time you exercise your option or sell shares you acquire under the Rules.

In addition, this supplement is general in nature.  It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result.  Accordingly, you are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of a country other than Korea, the information contained in this supplement may not be applicable to you.

TAX INFORMATION

Grant

You will not be subject to tax when a stock option is granted to you under the Rules.

Date of Vesting

You will not be subject to tax when your stock options vest.

Exercise

You will be subject to income tax when you exercise your stock option.  You will be taxed on the difference between the fair market value of the shares at exercise and the option price (i.e., the spread).  This difference is treated as salary and taxed at your marginal rate.  If the Advantest Korea Co., Ltd. for which you are employed bears the cost of the spread, your employer will withhold from the spread at exercise the appropriate income tax and any social insurance contributions associated with the realized income and pay it to the Korean tax authorities and social insurance funds.

Sale of Shares

When you subsequently sell the shares that you acquire under the Rules, you will be subject to capital gains tax on any gain that you realize above the fair market value at the time the option is exercised.  The capital gains tax on stock is currently 22%, including residence surtax. There is an annual personal exemption from tax for the first 2,500,000 won of capital gains that you make in any tax year.  However, if your capital gains exceed this limit, then you will be required to declare the gains and tax will be due on the excess amount.  No securities transaction tax will apply to either Company’s sale to you or your subsequent disposition of shares acquired pursuant to the Rules.

Dividends

Income from receipt of dividends from shares is subject to tax at ordinary income tax rates, which range from 6.6% to 38.5%.  Your employer is not required to withhold or report such income.  It is your responsibility to report this income on your annual tax return and to pay all taxes owed.

Labor Law Acknowledgment

By accepting this stock option, you acknowledge that the Rules is discretionary in nature and may be unilaterally suspended or terminated by the Company at any time.

Exchange Control

When you exercise an option, your remittance of funds for the purchase of shares must be reported through a designated foreign exchange bank in Korea. This is a routine procedure. The funds to be remitted and evidence of the employee stock option plan (e.g., notice of grant, plan document, stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares, and certificate of employment from your local employer) should be submitted to the designated foreign exchange bank.

Exchange control laws also require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds back to Korea within 18 months of the sale.

RELATED CONSENTS

Personal Information

Through accepting the invitation extended to you to receive Stock Options offered under the Rules, you effectively consent and agree that your employer and the Company may use personal information regarding your identity, place of employment, and other pertinent information needed to effectuate your participation in the Rules with other parties within the Advantest Group or third parties to the extent necessary or helpful to implement the Rules.

Treatment and Management of Purchased Stock

Through accepting the invitation extended to you to receive Stock Options offered under the Rules, you effectively consent and agree that upon subscribing to Shares under the Rules, the Company is authorized to take action regarding the stocks and proceeds derived therefrom and participate in the management of the stocks and proceeds derived therefrom as outlined in the Rules of the Advantest Corporation 2011 Equity Incentive Plan (for Verigy Ltd.) describing such actions and/or participation.

Local Law Appendix
for Malaysia

INTERPRETATION

Terms which have been defined in the Rules shall, unless otherwise defined in this Local Law Appendix for Malaysia, have the same meaning and interpretation ascribed to it in the Rules.

The terms and conditions set out in this Local Law Appendix for Malaysia shall be applicable to Eligible Employees who are residents in Malaysia and is supplemental to the terms and conditions set out in the Rules.  In the event of any inconsistency or conflict between (1) this Local Law Appendix for Malaysia, (2) the Rules and/or (3) the written acceptance for Stock Options, this Local Law Appendix for Malaysia shall prevail.

AMENDMENTS/ADDITIONS TO THE RULES

Rule 1- Definitions

The definition of “Eligible Employee” in the Rules to be amended to read as follows:

“Eligible Employee” means (i) any such director, officer or employee of the Company and its subsidiaries who is a foreigner and (ii) any such director, officer or employee of an Employing Company as designated by the Company;

Rule 2.6 – Acceptance of Stock Option

Rule 2.6 shall be deleted in its entirety and replaced with the following new Rule:-

“2.6	Acceptance of Stock Option

2.6.1
Eligibility under the Rules does not confer on an Eligible Employee a claim or right to participate in or any rights whatsoever under the Rules and an Eligible Employee does not acquire or have any rights over or in connection with the Stock Options or the Shares comprised herein unless a grant of Stock Options has been made by the Company to the Eligible Employee pursuant to Rule 2.1 and the Eligible Employee has accepted the grant of Stock Options in accordance with the terms of such grant and the Rules.

2.6.2
To be entitled to the grant of Stock Options, any Eligible Employee must execute a written acceptance of such Stock Options and deliver such acceptance form to the Company by July 20, 2011 (the “Expiry Date”).  The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Commercial Code.  In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

	2.3.3	If any grant of Stock Option is not accepted in the manner prescribed above, such grant shall on the Expiry Date, automatically lapse and be null and void and of no further legal effect.”

Rule 8.7 – No Entitlements

The following new Rule 8.7.3 shall be inserted immediately after the existing Rule 8.7.2:-

“8.7.3
This Rules does not form part nor shall it in any way be construed as giving rise to any term of employment of any Eligible Employee, whether express or implied, in respect of the grant of Stock Options under the Rules.”

EXCHANGE CONTROL

These exchange control regulations are based upon the ECM Notices issued by Bank Negara Malaysia which are in effect in Malaysia as at June 2011.  A person “resident” in Malaysia is required to comply with the Malaysian exchange control requirements, as it may be varied or revoked by Bank Negara Malaysia from time to time.  You should therefore seek the advice of your local counsel to ensure that you are in compliance with such requirements at all times.  Non-compliance with any of the ECM Notices constitutes an offence under paragraph 7 of the Fifth Schedule to the Exchange Control Act, 1953.

For Malaysian exchange control purposes, a “resident” means inter alia:-
(1)	a citizen of Malaysia, excluding a person who has obtained permanent resident status in a territory outside Malaysia and is residing outside Malaysia; or
(2)	a non-citizen of Malaysia who has obtained permanent resident status in Malaysia and is residing permanently in Malaysia.

Currency of Payment

All payments by residents, pursuant to the exercise of the Stock Options in accordance with Rule 6.1.2 and/or Rule 6.2.2, must be made in a foreign currency other than the currencies of Israel.

TAXATION
This appendix provides a brief summary of some of the tax implications in Malaysia of participating in the Rules and is provided without any liability or responsibility on the part of the Company and/or the Employing Company. It is only intended as a general guide to provide you with some preliminary information about the Rules and not a full or an exhaustive description of all the circumstances in which a tax liability may occur and should not be relied upon as such.

The taxation treatment for Stock Options in Malaysia as contained herein is based upon current taxation law and practice in Malaysia as at June 2011. However, these laws and practice may be subject to change. Additionally, as the private circumstances of each individual employee would be different in regard to tax rates, personal and other reliefs etc. you should consider seeking independent tax advice. Accordingly, you should seek the advice of your local tax expert or an appropriately qualified tax adviser to ensure that you are in compliance with taxation laws and the Inland Revenue Board’s (“IRB’s”) practices in Malaysia.

Payment of Taxes in relation to Stock Option

Under Section 13 of the Income Tax Act, 1967 (“ITA”), as confirmed by the IRB’s Public Ruling No. 4 of 2004 (issued on 9th December 2004), employment income includes any benefits arising from the grant of a Stock Option and the employee is liable to pay tax on such benefits (if any).

The employer must withhold and pay over to the IRB such taxes under the Income Tax (Deduction from Remuneration) Rules 1994 (as amended) as are attributable to the value of the Stock Options upon the exercise by the employee of the Stock Options in Malaysia.

Please note that income tax will be payable on the exercise of the Stock Option in this case. In this connection, the time of taxation is no different from the position prior to the passage of the Finance Act 2005 which introduced certain amendments to the ITA in this area of tax law and have effect for the year of assessment 2006 and subsequent years of assessment (“FA amendments”), i.e. the employee would be taxed at the date of exercise of the Stock Option.

Please note that the IRB may seek to impose income tax sooner on the Shares which are paid out of cash.

Calculation of Taxable Income from the Exercise of Stock Options

As to the value of the benefit to be attributed to the Stock Option, prior to the FA amendments, the Abbott v Philbin method of valuation would be applicable, which is the market value of the Shares on the date of grant of the Stock Option, less the cost of the Shares, i.e. the Exercise Price. The IRB’s position prior to the FA amendments was the Abbott v Philbin method of valuation.

Following the passage of the Finance Act 2005 which introduced certain amendments to the ITA with effect from the year of assessment 2006, the IRB takes the position that the taxable income from the exercise of a Stock Option should be calculated as the difference between the market value of the Share on the date the Stock Option is exercised or exercisable (whichever is lower), and the Exercise Price, being the price to be paid by the employee, if the Stock Option is (i) granted in or after year 2006; or (ii) granted before year 2006 but exercised in or after year 2006.

Market value is determined for the purposes of the foregoing by reference to, (i) in the case of a company listed on any stock exchange, the average price of the Shares which is ascertained by averaging the highest and the lowest price of the Shares for the day, or (ii) in any other case, the net asset value of the Shares for the day.

However, due to certain ambiguities in the language, there could be a residual argument based upon the express provisions of the Finance Act 2005 that the Abbott v Philbin method of valuation may still apply, i.e. taxable income from the exercise of a Stock Option could be calculated as the difference between the market value of the Share on the date of grant of the Stock Option and the Exercise Price, being the price to be paid by the employee. This is the position prior to the passage of the Finance Act

2005 which could potentially be applied to Stock Options granted before the year of assessment 2006 and perhaps subsequent years of assessment. However, as the IRB will resist this interpretation, the employee may only wish to pursue it if the amounts are substantial.

The individual employee has the right to object and appeal if he/she does not agree with the IRB’s position. Further, it is the employee, and not the company, who would have the right to appeal against the IRB’s position. As such, such employee would be able to pursue their right of appeal should they be aggrieved by the IRB’s position and wish to pursue an appeal notwithstanding the potential difficulties in arguing a contrary position. It is of course a matter entirely for the employee's decision as to whether or not to take up such an appeal. In this regard, the employee should consider the quantum of the tax in dispute.

Local Law Appendix
for Peoples Republic of China

You must exercise this option using the “full cashless” method of exercise, pursuant to which you must: (a) sell all of the shares that you are entitled to at exercise; and (b) receive the sale proceeds in cash less deductions for the option exercise price, withholding taxes and brokerage fees, if any.

Local Law Appendix
for Singapore

This Appendix is only applicable to employees of Advantest’s Singapore entity who are ordinarily tax residents in Singapore.  For avoidance of doubt, please contact your tax advisor to determine whether you are ordinarily a tax resident of Singapore. If you are a director, associate director or shadow director of Advantest Singapore, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., options, shares) in Advantest Singapore or any related companies. In addition, you must notify Advantest Singapore when you sell shares of Advantest Singapore or any related company (including when you sell shares acquired through exercise of your option). These notifications must be made within two days of acquiring or disposing of any interest in Advantest Singapore or any related company. In addition, a notification must be made of your interests in Advantest Singapore or any related company within two days of becoming a director.

INTERPRETATION

The terms and conditions set out in this Local Law Appendix for Singapore shall be applicable to Eligible Employees who are residents in Singapore and is supplemental to the terms and conditions set out in the Rules. In the event of any inconsistency or conflict between (1) this Local Law Appendix for Singapore, (2) the Rules and/or (3) the written acceptance for Stock Options in the form of Attachment B of the Rules, this Local Law Appendix for Singapore shall prevail.

AMENDMENTS / ADDITIONS TO THE RULES

Clause 1.1 - Definitions

The definition of “Eligible Employees” in the Rules to be deleted in its entirety and replaced with the following:

“Eligible Employee” means any such director, officer or employee of an Employing Company as designated by the Company.

Clause 2.7 - Grant to Employing Company

Clause 2.7 shall be deleted in its entirety.

Clause 4.1.1 - Exercise and Cancellation - General Rules

Clause 4.1.1 shall be deleted in its entirety and replaced with the following:

within the period commencing one year from the Date of Grant and expiring at close of business on March 31, 2013.

Clause 5.1 - Events of automatic transfer

Clause 5.1.2 shall be deleted in its entirety and replaced with the following:

a Stock Option Holder becomes a person who does not hold any position as a director, officer, employee or any other similar position of the Advantest Group; except where the Company deems that it is appropriate to allow him/her to exercise his/her Stock Options and notifies him/her that his/her Stock Options continue to be exercisable.

Clause 5.1.5 shall be deleted in its entirety and replaced with the following:

a Stock Option Holder becomes for any reason a director, officer, employee or any other similar position of a company which is a competitor with the Company and the Company notifies the Stock Option Holder that his/her Stock Options are non-exercisable.

Local Law Appendix
for Republic of China (Taiwan)

Taxation

The following discussion is intended to summarize briefly certain tax consequences associated with the grant and exercise of options under the Rules, as well as the sale of shares obtained under the Rules.  It is not intended to serve as specific tax advice concerning your participation.  This supplement reflects that tax laws in effect as of June 2, 2011.  Any changes in the tax laws after this date may affect the taxation of your options.  You should seek the advice of your personal tax advisor for specific tax consequences associated with your participation in the Rules.

Grant of Stock Options

A Stock Option Holder will not be subject to Taiwan taxation at the grant of the stock option under the Rules.

Date of Vesting

A Stock Option Holder will not be subject to Taiwan taxation on the vesting date of the stock option under the Rules.

Exercise of Stock Options

A Stock Option Holder is required to report taxable income on the exercise of stock options.  The taxable amount the spread (i.e. the difference between the fair market value at exercise and the exercise price) proportioned to the Stock Option Holder’s fraction of days present in Taiwan during the vesting period.  A Stock Option Holder who is a Taiwan tax resident generally is considered to have been in Taiwan during the entire vesting period for purposes of proportioning the taxable spread.  A Stock Option Holder is advised to consult a tax advisor about the rules applicable to his/her taxable spread.

The taxable spread should be categorized as “other income” on the Stock Option Holder’s annual individual income tax return.

Advantest Taiwan Inc. will issue a non-withholding statement and report the name, address, ID number and taxable income of the Stock Option Holder to the tax authorities by the end of January of the following year.

Sale of the Shares

Under the worldwide income provision (“Worldwide Income Provision”) of Article 12 of the Alternative Minimum Tax Act (the “AMT Act”), the gains realized from the sale of the shares will be subject to Taiwan taxation under the Rules.

Pursuant to Article 12 of the AMT Act, an individual taxpayer’s taxable income for alternative minimum income tax purposes (“AMTI”) is computed by adding back the offshore income if it is in excess of NTD 1 million and other add back items to those items provided in the Income Tax Law.  Consequently, the sale of the shares may, depending on the individual situation of the taxpayer, subject the taxpayer to have to pay alternative minimum income tax as a result of selling the shares.  The AMT rate for individuals is 20%.

Exchange Control Information

If you are a Taiwan resident (including an expatriate holding an Alien Resident Certificate), you may acquire foreign currency to purchase shares of the Company’s common stock and remit the same out of or into Taiwan up to US$5 million per year.
If you are an expatriate employee who does not have an Alien Resident Certificate, you may remit into Taiwan and convert to local currency up to US$100,000 at each remittance with no annual limitation.
Regardless of your residency status, if the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form ( “ The Form”) to the remitting bank.  If the transaction amount is US$500,000 or more in a single transaction, you must provide the Form and other supporting documentation ( such as contract , approval letter) to the satisfaction of the remitting bank.  Remittance of funds for the purchase of shares of the Company’s common stock must be made through an authorized foreign exchange bank.

Local Law Appendix
for USA

Purpose

This Appendix sets forth certain terms and conditions applicable to residents of the United States who are awarded Stock Options (each, a “U.S. Stock Option Holder”) under the Rules and supplements the terms and conditions set forth in the Rules.  IN THE EVENT OF ANY CONFLICT AMONG THE TERMS OF THIS APPENDIX, THE RULES OR A STOCK OPTION ACCEPTANCE FORM, THE TERMS OF THIS APPENDIX SHALL GOVERN.  Capitalized terms used in this Appendix without definition have the meaning assigned to such terms in the Rules.

Administration of Stock Options Granted to U.S. Stock Option Holders

The Company, or its authorized U.S. representative, shall (i) administer the terms of this Appendix, (ii) establish from time to time such rules and procedures as it may deem appropriate for the proper administration of this Appendix and (iii) make such determinations under and such interpretations of and take such steps in connection with this Appendix or the Stock Options granted to U.S. Stock Option Holders as it may deem necessary or advisable.

Right to American Depository Shares (“ADSs”)

The Company may arrange, in its sole discretion, for U.S. Stock Option Holders to receive ADSs rather than Shares upon the exercise of their Stock Options, in which case, all references to “Shares” in the Rules, this Appendix, a Stock Option Acceptance Form, a Subscription Agreement, or any other document related to the Rules (or any predecessor plan or award agreement) shall be deemed to be a reference to one (1) ADS per Share, as the context may require.  ADSs will be evidenced by American Depository Receipts of the Company, which are currently traded on the New York Stock Exchange.

The number of ADSs so issued will be adjusted accordingly when the number of Shares to be issued upon the exercise of each Stock Option is adjusted pursuant to the Rules.

Nonqualified Stock Options

Notwithstanding anything to the contrary in the Rules or this Appendix, the Stock Options that are awarded to Eligible Employees resident in the United States under the Rules are not intended to qualify as incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”) and shall be deemed nonqualified stock options.

Vesting and Exercise

By way of clarification, if a U.S. Stock Option Holder ceases to be a director, auditor, officer or employee of any Employing Company under circumstances as a result of which such U.S. Stock Option Holder’s Stock Options “shall become non-exercisable” in accordance with Rule

6.2, as applicable, it is understood that if such cessation occurs, such U.S. Stock Option Holder’s Stock Options shall no longer be exercisable as of the date specified relevant terms of such cessation, and shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof.

In no event will a U.S. Stock Option Holder be permitted to exercise Stock Options after the end of the Exercise Period.

Rights of Stock Option Holders

The Company shall have the right, in its sole discretion, to elect to have any rights granted to Stock Option Holders by operation of any non U.S. law, not apply to U.S. Stock Option Holders where such law is not required to apply to U.S. Stock Option Holders.  Notwithstanding any provision of the Rules or applicable laws, U.S. Stock Option Holders shall have no rights to receive dividends with respect to the Stock Options prior to exercise.

Cessation of Employment

This Appendix shall not be construed to limit the period of time, if any, following a U.S. Stock Option Holder’s termination of employment during which the U.S. Stock Option Holder may exercise his or her Stock Options pursuant to Rule 6 provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Not Part of Wages

Awards of Stock Options are not part of a U.S. Stock Option Holder’s base salary or wages and will not be taken into account in determining any other employment-related rights the U.S. Stock Option Holder may have, such as rights to pension or severance pay,   provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Securities Law Restrictions.

The Company may require each U.S. Stock Option Holder purchasing or acquiring Shares or ADSs pursuant to a Stock Option under the Rules to represent to and agree with the Advantest Group in writing that such U.S. Stock Option Holder is acquiring the Shares or ADSs for investment and not with a view to the distribution thereof.  All certificates for Shares or ADSs delivered under the Rules, upon exercise of a Stock Option, shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares or ADSs are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  No Shares or ADSs shall be issued hereunder unless the Advantest Group shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

Bank and Broker

Notwithstanding anything to the contrary in the Rules or your Acknowledgment Letter (if applicable):

(1)	“Broker” means JPMorgan Chase Bank or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Rules; and

(2)
A U.S. Stock Option Holder shall open and maintain an account in his or her name with JPMorgan Chase Bank for the purpose of the payment of the proceeds of a sale of Shares or ADSs.  Such account shall be opened through the Company.

Adjustment

Unless the Company determines otherwise, notwithstanding Rule 3.2 to the contrary, no adjustments shall be effective if the result of the adjustment is a reduction in the aggregate Exercise Price or the aggregate Subscription Price of a stock option grant.  Any adjustments shall be made in accordance with Section 409A of the Code.

Section 409A of the US Internal Revenue Code

As the Exercise Price is equal to the fair market value of a Share, the Stock Options are intended to be exempt from Section 409A of the Code (“Section 409A”).  Notwithstanding the foregoing or any provision of the Rules, if any provision of the Rules contravenes Section 409A or could cause the Stock Option Holder to incur any tax, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Stock Option Holder’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Stock Option Holder of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A.  This provision does not create an obligation on the part of the Company to modify the Rules and does not guarantee that the Stock Options will not be subject to taxes, interest and penalties under Section 409A.

Local Law Appendix
for Canada

This Appendix is applicable to employees of Advantest or one of its subsidiaries who are, or are deemed to be resident in Canada for Canadian income tax purposes.  For avoidance of doubt, please contact your tax advisor to determine whether you are a tax resident of Canada.

INTERPRETATION

The terms and conditions set out in this Local Law Appendix for Canada shall be applicable to Eligible Employees who are residents in Canada and is supplemental to the terms and conditions set out in the Rules of the Rules. In the event of any inconsistency or conflict between (1) this Local Law Appendix for Canada, (2) the Rules and/or (3) any Subscription Agreement made under the Rules, this Local Law Appendix for Canada shall prevail.

AMENDMENTS TO THE RULES

1.                The definition of “Eligible Employees” in Rule 1.1 shall be deleted in its entirety and replaced with the following:

“Eligible Employee” means (i) any director, officer, employee or contractor of the Employing Companies;”.

2.                The following shall be added immediately following Rule 8.7.2:

“8.7.3 This Rules do not form part and should not be construed as giving rise to any term of employment, compensation or benefit in lieu thereof of any Eligible Employee and does not create a contractual or other right to receive future grants of Stock Options under the Rules.

8.7.4 The establishment of the Rules by the Company and Participation in the Rules by an Eligible Employee are voluntary.”.

3.                The following shall be added immediately following Rule 10:

“10.1 The parties acknowledge that it is their express wish that this agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés etprocédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.”.

4.                The following shall be added at the end of Section (6) of Attachment B:

“Unless the Company determines otherwise, notwithstanding anything in this Section 6 to the contrary, no adjustments to the Exercise Price shall be effective if the holder of such Stock Options would not be entitled to the deduction from taxable income under paragraph 110(1)(d) of the Income Tax Act (Canada) in respect of the exercise of such Stock Options as a result of such adjustments.”.

5.                The following shall be added immediately following Section (8)(i)(III) of Attachment B:

“(IV) The date of termination of employment for purposes of these Rules shall be the earlier of (i) the date the former holder receives notice of termination of their employment from the Company or an Employing Company or (ii) the date the former holder is no longer actively employed by the Company or an Employing Company, regardless of any notice period or period of pay in lieu of notice required under local law including, but not limited to, statutory or common law.”.

TRANSFER

You acknowledge and agree that you will only sell Advantest ADS acquired through participation in the Rules outside of Canada through the facilities of a stock exchange on which the Advantest ADS are listed.

TAXATION

The following is a general summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Act”) for a participant under the Rules who is, or is deemed to be, resident in Canada for purposes of the Canadian Act and any applicable tax treaty or convention (a “Canadian Participant”) with respect to: (1) the granting of Stock Options under the Rules to purchase Shares of the Company; (2) the exercise of the Stock Options under the Rules to purchase Shares; and (3) the holding and disposition of Shares acquired under the Rules.

This summary assumes that, for the purposes of the Canadian Act, and at all relevant times, the Canadian Participant deals at arm’s length at all relevant times with the Company, Verigy and his or her employer(s), will hold the Shares as capital property and receives the Stock Options in the course of his or her employment.  This summary is of a general nature and Canadian Participants should consult with their own tax advisors for advice as to any specific transaction or set of circumstances.  This summary does not deal with the consequences that may arise if an employee becomes or ceases to be resident in Canada for purposes of the Canadian Act, or if an employee exercises his or her employment in Canada and one or more other countries.

This summary is based on the current provisions of the Canadian Act and the regulations thereunder, all specific proposals to amend the Canadian Act and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the administrative policies of the Canada Revenue Agency made publicly available prior to the date hereof.  This summary does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

For purposes of the Canadian Act, all amounts relevant in computing a holder’s liability for tax must be computed in Canadian dollars. Amounts denominated in a foreign currency, including adjusted cost base, proceeds of disposition and dividends must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.

Assumption of Options Under the Agreement

A Canadian Participant is required to include in income, as a taxable employment benefit in that taxation year, the amount of any monetary compensation that is set-off against the amount payable to the Company in consideration for the Stock Options under Rule 2.3, plus any amount that is withheld in respect of taxes or Canada Pension Plan (“CPP”) or Employment Insurance (“EI”) premiums or contributions.

Subject to the foregoing, generally, a Canadian Participant will not be required to include an amount in his or her income in connection with the assumption of his or her Stock Options by the Company under the Agreement provided the amount, if any, by which (i) the total value of the Shares to be issued on the exercise of his or her Stock Options immediately after the assumption exceeds (ii) the Exercise Price of the Stock Options, does not exceed the amount, if any, by which (iii) the total value of the Verigy shares to be issued on the exercise of his or her Verigy Options immediately prior to the assumption exceeds (iv) the per share exercise price of the Verigy Options.

Exercise of the Options

Employment Benefit

Upon the exercise of the Stock Options, a Canadian Participant is required to include in income, as a taxable employment benefit in that taxation year, the amount by which the fair market value of the Shares issued to the Canadian Participant on the date of exercise exceeds the total of: (i) the amount paid by the Canadian Participant to acquire the Stock Options; and (ii) the amount paid by the Canadian Participant to acquire the Shares.

If certain conditions are met, a Canadian Participant may be entitled to deduct, in computing taxable income in the year that the Canadian Participant exercises the Stock Options, an amount equal to one-half of the amount of the taxable employment benefit included in the Canadian Participant’s income in respect of the exercise of the Stock Options (the “Deduction”).  The Deduction is generally available where the following conditions are met: (1) at the time of its issuance, the Share is a “prescribed share” for purposes of paragraph 110(1)(d) of the Canadian Act; (2) the amount payable by the Canadian Participant to acquire the Share is not less than the Exercise Price immediately following the assumption of the Stock Options by the Company; (3) the per share exercise price of the Verigy Options was not less than the amount by which (a) the fair market value of a Verigy share at the time the Stock Options were granted exceeds (b) the amount paid by the Canadian Participant to acquire the Verigy Options; and (4) the Canadian Participant dealt at arm’s length with Verigy and his or her employer at the time the Stock Options were granted.

Adjusted Cost Base of The Shares

The amount included in computing the Canadian Participant’s income upon the exercise of the Stock Options will be added to the adjusted cost base of the Shares acquired and generally will be averaged with the adjusted cost base of any other Shares held by the Canadian Participant as capital property for the purpose of determining the adjusted cost base of such Shares to the Canadian Participant thereafter.  Thus, in most circumstances, the Canadian Participant’s aggregate adjusted cost base in his or her Shares will generally equal the total amount paid by the Canadian Participant to acquire the Shares and the Stock Options pursuant to which the Shares were acquired plus the amount of the employment benefit included in the Canadian Participant’s income upon the exercise of such Stock Options.  However, if all of the following conditions are satisfied, the cost-averaging rule will not apply and the adjusted cost base of the Shares that are disposed of will be equal to the fair market value of the Shares on the date the Shares were acquired pursuant to the exercise of the Stock Options:

•	the Canadian Participant disposes of the Shares within 30 days of acquiring the Shares upon the settlement of the Stock Options;

•	the Canadian Participant does not acquire or dispose of any other Shares in that 30-day period; and

•
the Canadian Participant makes a designation in his or her income tax return for the year in which the disposition occurs to identify the Shares acquired upon the exercise of the Stock Options as the Shares that were disposed of.

The adjusted cost base of a Canadian Participant’s Shares is relevant in determining the capital gain (or loss) that may arise on the subsequent disposition of such stock (see the discussion below under the heading “Disposition of the Shares Received on Exercise”).

Withholding

The Company or the Canadian Participant’s employer will have an obligation to withhold in respect of taxes and CPP (but not EI) on the employment benefit realized upon the exercise of the Stock Options.  The Company may take the amount of the Deduction into account in calculating the amount of such withholding obligation provided it is available on such exercise.  The Company requires the Canadian Participant to either pay the amount of these withholding obligations to the Company at the time he or she exercises the Stock Options, or make other arrangements satisfactory to the Company for the payment of such withholding obligations, which may include irrevocably directing a broker to sell a portion of the Shares issued to the Canadian Participant and pay the amount of the withholding obligations to the Company from the proceeds of the sale of Shares.

The Company or the Canadian Participant’s employer will also have an obligation to withhold in respect of taxes, CPP and EI on any monetary compensation that is set-off against the amount payable by the Canadian Participant to the Company in consideration for the granting of the Stock Options.

Dividends on Shares Received on Exercise

Dividends received or deemed to have been received with respect to Shares will be included in income for the year in which such dividends are received.  Dividends will not be eligible for the gross-up and dividend tax credit rules normally applicable to dividends received by an individual from taxable Canadian corporations.

Subject to certain limitations, a participant will generally be entitled to a foreign tax credit or a deduction in computing a participant’s Canadian income tax liability for any Japanese taxes withheld from dividends which are received or deemed to have been received by such participant.

Disposition of the Shares Received on Exercise

A Canadian Participant who disposes, or is deemed to have disposed, of Shares in a taxation year will realize a capital gain (or capital loss) equal to the amount by which the Canadian Participant’s proceeds of disposition, less reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base in the Shares to the Canadian Participant.  One-half of any capital gain realized by a Canadian Participant will be included in computing the Canadian Participant’s income as a taxable capital gain in the year of disposition.  One-half of any capital loss realized by a Canadian Participant may generally be deducted against taxable capital gains realized in that year, in the three preceding taxation years or in any subsequent taxation year, subject to the detailed rules contained in the Canadian Act.

Capital gains realized by a Canadian Participant may give rise to a liability for alternative minimum tax.  Canadian Participants should consult their own tax advisors with respect to alternative minimum tax.

Local Law Appendix
for Japan

If the value of the shares you acquire under the Rules exceeds ¥100 million in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares. Please note the reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.